Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Partners
Citigroup Emerging CTA Portfolio L.P.:
We consent to the use of our report dated March 24, 2008, with respect to the statement of financial condition of Citigroup Emerging CTA Portfolio L.P., including the schedule of investments, as of December 31, 2007, and the related statements of income and expenses, and changes in partners’ capital, for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 10-K of Citigroup Emerging CTA Portfolio L.P.
/s/ KPMG LLP
New York, New York
March 26, 2009